Exhibit 10.39

FIRST MODIFICATION TO PROMISSORY NOTE

THIS MODIFICATION TO PROMISSORY NOTE (this “Modification”) is entered into as of June 1, 2009, by and between NATURAL ALTERNATIVES INTERNATIONAL, INC. (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Line of Credit Note in the maximum principal amount of $7,500,000.00, executed by Borrower and payable to the order of Bank, dated as of November 1, 2008 (the “Note”), which Note is subject to the terms and conditions of a loan agreement between Borrower and Bank dated as of May 1, 2004, as amended from time to time (the “Loan Agreement”), which Note incorporates the terms of an Addendum to Promissory Note dated as of the same date (the “Addendum”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1. Paragraph (b) under the section “DEFINITIONS” is hereby deleted in its entirety and the following substituted therefor:

“(b) Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.”

2. Paragraph (d)(i)(B) under the section “DEFINITIONS” is hereby deleted in its entirety and the following substituted therefor.

“(B) for the purpose of calculating effective rates of interest for loans making reference to the Daily Three Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect for time to time for delivery of funds for three (3) months in amounts approximately equal to the principal amount of such loans.”

3. Paragraph (a) under the section “INTEREST” is hereby deleted in its entirety and the following substituted therefor:

“(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be two and three-quarters percent (2.75%) above the Daily Three Month LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and one-half percent (2.50%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Daily Three Month LIBOR Rate, each change in the interest rate shall become effective each Business Day that the Bank determines that the Daily Three Month LIBOR Rate has changed. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.”

4. Paragraph (b) under the section “INTEREST” is hereby deleted in its entirety and the following substituted therefor:

“(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR for a Fixed Rate Term, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily Three Month LIBOR Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Daily Three Month LIBOR Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select an interest rate determined in relation to the Daily Three Month LIBOR Rate or a Fixed Rate Term for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection for a Fixed Rate Term, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection for a Fixed Rate Term, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Daily Three Month LIBOR Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.”

5. Paragraph (c) under the section “BORROWING AND REPAYMENT” is hereby deleted in its entirety and the following substituted therefor:

“(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily Three Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.”

6. Paragraph (a) under the section “PREPAYMENT” is hereby deleted in its entirety and the following substituted therefor;

“(a) Daily Three Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily Three Month LIBOR Rate at any time, in any amount and without penalty.”

7. The last paragraph under the section “PREPAYMENT” is hereby deleted in its entirety and the following substituted therefor:

“Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Daily Three Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).”

8. The Addendum to Promissory Note attached amends and restates in its entirety the prior Addendum.

9. Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Loan Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

10. Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark A. LeDoux	By:	/s/ Bernie Palmer
Title:	CEO		Bernie Palmer
Vice President
By:	/s/ Kenneth Wolf
Title:	CFO

AMENDED AND RESTATED

ADDENDUM TO PROMISSORY NOTE

(LIBOR PRICING ADJUSTMENTS)

THIS AMENDED AND RESTATED ADDENDUM dated as of June 1, 2009 is attached to and made a part of that certain promissory note executed by NATURAL ALTERNATIVES INTERNATIONAL, INC. (“Borrower”) and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of November 1, 2008 in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), as amended (the “Note”). The Amended and Restated Addendum to Promissory Note (LIBOR Pricing Adjustments) amends and restates in its entirety the prior Addendum to Promissory Note (LIBOR Pricing Adjustments).

The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

(a) Initial LIBOR Margin. The initial interest rates applicable to this Note shall be the rates set forth in the “Interest” paragraph herein.

(b) LIBOR Rate Adjustments. Bank shall adjust the (a) annual fee, and (b) the LIBOR margin used to determine the rate of interest applicable to Daily Three Month LIBOR or the LIBOR option selected by Borrower under this Note on a quarterly basis, commencing with Borrower’s fiscal quarter ending June 30, 2009, if required to reflect a change in Borrower’s ratio of Fixed Charge Coverage Ratio (as defined in the Credit Agreement referenced herein), in accordance with the following grid:

Fixed Charge Coverage Ratio	Applicable LIBOR Margin	Applicable Daily Three Month LIBOR Margin	Annual Fee Margin
2.5 to 1.0 or greater	2.50%	2.75%	0.25%
at least 1.75 to 1.00 but less than 2.5 to 1.0	3.00%	3.25%	0.50%
at least 1.25 to 1.00 but less 1.75 to 1.00	3.50%	3.75%	1.00%
less 1.25 to 1.00	4.00%	4.25%	1.50%

Each such adjustment shall be effective on the first Business Day of Borrower’s fiscal quarter following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

IN WITNESS WHEREOF, this Addendum has been executed as of the date hereof. NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux
Title:	CEO

By:	/s/ Kenneth Wolf
Title:	CFO